Exhibit 99.1

Michelle M. MacKay will join Cushman & Wakefield as Chief Operating Officer

CHICAGO, February 28, 2020 – Cushman & Wakefield (NYSE: CWK) announced today that Michelle M. MacKay will join the firm as Chief Operating Officer (COO), stepping down from her role on the firm’s Board of Directors, effective April 6, 2020.

In this newly created role, MacKay will be directly involved in the formulation and execution of company strategy. In addition, she will oversee the functions of Research, Information Technology, Marketing, Communications, Human Resources and Legal.

“As we further refine our global operations to make our business more nimble and agile, Michelle brings to Cushman & Wakefield diversity of thought, with an emphasis on change and innovation,” said Brett White, Executive Chairman & CEO. “Michelle’s leadership skills and focus on inclusion, in combination with her people-first approach, make her a powerful addition to our global management team.”

An accomplished leader in real estate finance, MacKay joined Cushman & Wakefield’s Board of Directors in 2018. She was most recently a Senior Advisor to iStar, an investment REIT that finances, invests in and develops real estate and real estate related projects. During her 15-year career at iStar, she served as Executive Vice President of Investments, Head of Capital Markets and was one of the key contributors to the growth of iStar from a $6 billion to a $16 billion corporation. Prior to iStar, Michelle came from UBS, where she was an Executive Director in commercial real estate and a senior member of the Commercial Real Estate Investment Committee. Before UBS, she held roles at Chase Bank and The Hartford Insurance Company’s investment arm HIMCO.

“As a member of the Board of Directors, I have witnessed firsthand the strength of the global management team,” added MacKay. “I am excited to be part of the ongoing evolution of Cushman & Wakefield, looking to the future of real estate with insight and foresight for our clients and employees.”

MacKay holds an MBA from the University of Hartford and a Bachelor of Arts from the University of Connecticut.

ABOUT CUSHMAN & WAKEFIELD

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 53,000 employees in 400 offices and 60 countries. In 2019, the firm had revenue of $8.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.